Exhibit 10.1
January 8, 2016
Global Payments Inc.
10 Glenlake Parkway, NE
Atlanta, Georgia 30328-3473
Attention: Cameron Bready, Executive Vice President and Chief Financial Officer
Project Holly
Amended and Restated Commitment Letter

Dear Mr. Bready:
Global Payments Inc. (“you” or “GPN”), has advised Bank of America, N.A. (“Bank of America”), Merrill, Lynch, Pierce, Fenner and Smith Incorporated (or any of its designated affiliates, “MLPFS”), the other Initial Lenders (as defined below) and the other Lead Arrangers (as defined below) that you intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding share capital of Heartland Payment Systems, Inc. (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Terms (as hereinafter defined).
This Commitment Letter amends, restates and supersedes in its entirety the Commitment Letter dated as of December 15, 2015 by and among you, Bank of America and MLPFS.
You have also advised the Commitment Parties (as hereinafter defined) that you intend to:
(a)    effect (i) an amendment (the “Proposed Revolving Amendment”) to the Second Amended and Restated Revolving Credit Agreement dated as of July 31, 2015 among GPN, the other borrowers identified therein, the lenders identified therein and Bank of America, in its capacity as administrative agent (as amended through the date hereof, the “Existing Revolving Credit Agreement”, and as to be amended by the Proposed Revolving Amendment, the “Amended Revolving Credit Agreement”) in respect of a revolving credit facility of $1.25 billion (the “Existing Revolving Facility”; such facility as amended by the Amended Revolving Credit Agreement, the “Amended Revolving Facility”) and (ii) an amendment (the “Proposed Term Loan Amendment” and collectively with the Proposed Revolving Amendment, the “Proposed Amendments”) to the Second Amended and Restated Term Loan Agreement, dated as of July 31, 2015, among GPN, Global Payments Direct, Inc., the lenders identified therein and Bank of America, in its capacity as administrative agent (as amended through the date hereof, the “Existing Term Loan Agreement”, collectively with the Existing Revolving Credit Agreement, the “Existing Credit Agreements” and, as amended by the Proposed Term Loan Amendment, the “Amended Term Loan Agreement”, and collectively with the Amended Revolving Credit Agreement, the “Amended Credit Agreements”) in respect of a term loan facility of $1.75 billion (the “Existing Term Loan” or the “Existing Term Loan Facility”, together with the Existing Revolving Facility, the “Existing Credit Facilities”) which Proposed Term Loan Amendment, among other things, would permit the increase of the Existing Term Loan by $165 million in connection with the Acquisition (the “Term Loan Increase”), in each case, on the terms specified in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms”; this commitment letter, the Transaction Description, Summary of Terms and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”);
(b)    if the required consent of the lenders under the Existing Credit Agreements to the Proposed Amendments (the “Required Consent”) is not obtained, obtain new senior secured credit facilities (the “Backstop Bank Facilities”) comprised of (i) a term loan facility in an aggregate principal amount of up to $1.75 billion with terms identical to those applicable to the Existing Term Loan and (ii) a revolving credit facility in an aggregate principal amount of up to $1.25 billion with terms identical to those applicable to the Existing Revolving Facility, in each case with changes to such terms as are required to give effect to the Proposed Amendments; and

(c)    obtain an incremental term B loan under the Amended Credit Agreements or the documentation for the Backstop Bank Facilities, as applicable, in the aggregate principal amount equal to the sum of (i) $1.615 billion plus (ii) the Additional Flex Amount (as defined in Exhibit B) (if any) (the “Additional Term B Facility”).
The Existing Credit Facilities under the Amended Credit Agreements or the Backstop Bank Facilities, as applicable, and the Additional Term B Facility are collectively referred to herein as the “Facilities”.
In connection with the foregoing, (a) each of Bank of America, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), PNC Bank, National Association (“PNC Bank”), Toronto Dominion (Texas) LLC (“Toronto Dominion”), SunTrust Bank (“SunTrust”), Fifth Third Bank (“Fifth Third”), Barclays Bank PLC (“Barclays”), Capital One, N.A. (“Capital One”), Regions Capital Markets, a division of Regions Bank (“RCM”), Bank of Montreal (“BMO”) and Canadian Imperial Bank of Commerce, New York Branch (“CIBC”) (each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its fully underwritten several, but not joint, commitment to provide a portion of the Additional Term B Facility in the amount set forth on Schedule I hereto (provided, that, in connection with the primary syndication of the Additional Term B Facility, the Lead Arrangers will syndicate (or participate, if applicable) the commitments of the Initial Lenders with respect thereto on a pro rata basis), (b) each of Bank of America, BTMU, PNC Bank, TD Bank, N.A. (“TD Bank”), SunTrust, Fifth Third, Barclays, Capital One, Regions Bank (“Regions”), BMO, and CIBC hereby commits that it will (i) vote in favor of the Proposed Amendments and (ii) not assign its interests in the Existing Revolving Credit Agreement or the Existing Term Loan Agreement or take any other action that could compromise its right to vote its interests in this manner until the earlier of the effectiveness of the Proposed Amendments or your decision to abandon the effort to obtain the Proposed Amendments and (c) each of Barclays and Capital One is pleased to advise you of its fully underwritten several, but not joint, commitment to provide a portion of the Term Loan Increase in the amount set forth on Schedule I hereto. Furthermore, Bank of America is pleased to advise you of its fully underwritten commitment, if the Required Consent is not obtained, to provide 100% of the aggregate principal amount of the Backstop Bank Facilities, all upon and subject to the terms set forth in this Commitment Letter. As used herein, “Bank Facilities Documentation” means the Proposed Amendments and all related documentation (or, if the Required Consent is not obtained, the credit agreement and all related documentation for the Backstop Bank Facilities) and the credit agreement and all related documentation for the Additional Term B Facility, as applicable.
It is agreed that (i) MLPFS (or any of its affiliates), BTMU, PNC Capital Markets LLC (“PNCCM”), TD Securities (USA) LLC (“TD Securities”), SunTrust Robinson Humphrey, Inc. (“STRH”), Fifth Third, Barclays and Capital One will act as joint lead arrangers for the Proposed Amendments and the Additional Term B Facility, including with respect to soliciting the Required Consent, and MLPFS (or any of its affiliates) will act as sole lead arranger and sole bookrunner for the Backstop Bank Facilities, if applicable (collectively in such capacities, the “Lead Arrangers”), (ii) MLPFS (or any of its affiliates) will act as sole bookrunner for the Facilities, (iii) Bank of America will act as sole administrative agent for the Facilities (in such capacity, the “Administrative Agent”), (iv) BTMU, PNC Bank, TD Bank, SunTrust, Fifth Third, Barclays and Capital One will act as co-syndication agents for the Facilities, and (v) Regions, BMO and CIBC will act as co-documentation agents for the Facilities. Bank of America (including in its capacities as a Lender), MLPFS, BTMU, PNC Bank, PNCCM, Toronto Dominion, TD Bank, TD Securities, SunTrust, STRH, Fifth Third, Barclays, Capital One, Regions, RCM, BMO, and CIBC (including, in each case, in their capacities as the Lead Arrangers), may be collectively referred to herein as the “Commitment Parties”. It is further agreed that MLPFS shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Facilities and shall perform the duties and exercise the authority customarily performed and exercised by them in such role. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed and no other titles will be awarded unless you and we shall so agree.

The (i) commitments of the Initial Lenders hereunder to fund the Additional Term B Facility, (ii) commitments of Barclays and Capital One to fund the Term Loan Increase, and (iii) advance of up to $950 million of loans under the Existing Revolving Facility (or, in the event the Required Consent is not obtained, the commitment of Bank of America to fund up to $950 million of revolving loans under the Backstop Bank Facilities), in each case, necessary to finance the Acquisition Costs (as hereinafter defined) on the Closing Date (as hereinafter defined) (the “Necessary Acquisition Funds”) and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in Exhibit C hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and subject to the Limited Conditionality Provision, the funding of the Necessary Acquisition Funds shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), any Fee Letter, the Bank Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Necessary Acquisition Funds on the Closing Date shall be (A) such of the representations made by the Target with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Merger Agreement, or

2

the right not to consummate the Acquisition, as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Bank Facilities Documentation and (ii) the terms of the Bank Facilities Documentation shall be in a form such that they do not impair the availability of the Necessary Acquisition Funds on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in certificated equity securities of GPN’s material, wholly owned domestic subsidiaries (to the extent required under the terms of Exhibit B hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates of the Target and its material, wholly-owned domestic subsidiaries will only be required to be delivered on the Closing Date to the extent received from the seller) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the grant, provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Necessary Acquisition Funds on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date or otherwise pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and GPN acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties (as defined in the Summary of Terms) set forth in the Bank Facilities Documentation relating to corporate or other organizational existence, power and authority (as to execution, delivery and performance of the Bank Facilities Documentation), due authorization, execution and delivery of, and enforceability against the Loan Parties of, the Bank Facilities Documentation, execution of the Bank Facilities Documentation not conflicting with organizational documents of the Loan Parties, solvency as of the Closing Date (after giving effect to the Transactions) of GPN and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto), Federal reserve margin regulations, the Investment Company Act, PATRIOT Act, use of proceeds of the Facilities on the Closing Date not violating OFAC and FCPA and, subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision.”

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and institutional lenders (together with the Initial Lenders and including any existing lenders under the Existing Credit Agreements that consent to the Proposed Amendments, the “Lenders”) identified by the Lead Arrangers and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that we agree not to syndicate our commitments (a) to certain of those banks, financial institutions, other institutional lenders and other entities sep-arately identified in writing by you to us prior to the date hereof, or (b) to competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of GPN, the Target and their respective subsidiaries and affiliates identified in writing by you to us from time to time prior to the date hereof (collectively, the “Disqualified Lenders”). The Lead Arrangers intend to commence syndication of the Facilities and solicitation of the Required Consent promptly upon your acceptance of this Commitment Letter and the Fee Letters. Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Joint Fee Letter) is achieved and (ii) the 45th day following the Closing Date (the “Syndication Date”), you agree to actively assist the Lead Arrangers in obtaining the Required Consent and achieving a syndication of the Facilities that is satisfactory to the Lead Arrangers and you. Such assistance shall include your (a) providing and causing your advisors to provide (and using commercially reasonable efforts, subject to, and not in contravention of the Merger Agreement, to cause the Target and its advisors to provide) the Commitment Parties and the other Lenders upon request with information customarily provided in transactions of this type and reasonably deemed necessary by the Commitment Parties to complete syndication and/or obtain the Required Consent, including, but not limited to, written, factually presented information and evaluations (other than the Projections) prepared by you and your advisors, or on your behalf, or the Target and its advisors, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) reasonable assistance (including using commercially reasonable efforts to cause the Target, subject to, and not in contravention of the Merger Agreement, to assist) in the preparation of an Information Memoranda and other written materials to be used in connection with the syndication of the Facilities (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the syndication, a public corporate family rating (but not a specific rating) in respect of GPN after giving effect to the Transactions from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., (e) using your commercially reasonable efforts to ensure that there is no competing offering, placement or arrangement of any other senior credit facility for GPN and its subsidiaries which would have a material adverse effect on the syndication of the Additional Term Loan B Facility, the Term Loan Increase or the Backstop Bank Facilities and (f) otherwise assisting the Commitment Parties in their syndication efforts, including by making appropriate members of your senior management available (and your using commercially reasonable efforts to cause the senior management of the Target, subject to, and not in contravention of the Merger Agreement, to be available) at mutually agreed dates and times to attend and make presentations regarding the business and prospects of GPN and its subsidiaries, as appropriate, at one or more meetings, if any, of prospective Lenders. Notwithstanding anything to the contrary contained in the Commitment Letter or the Fee Letters, none of (x) your obligations to assist in syndication efforts as provided herein, (y) the

3

commencement of the syndication or (z) a Successful Syndication, shall constitute a condition to the initial funding or availability of the Facilities.

It is understood and agreed that the Lead Arrangers will manage all aspects of the syndication and the solicitation of the Required Consent in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that unless we and you shall otherwise agree, no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment or its consent to the Proposed Amendments, except on the terms contained in this Commitment Letter and in the Fee Letters.
You represent, warrant and covenant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all financial projections concerning GPN and its subsidiaries that have been or are hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) in connection with the transaction contemplated hereby have been or will be prepared in good faith based upon assumptions deemed reasonable at the time of preparation and at the time such Projections are furnished and (b) all Information, other than Projections, which has been or is hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects, when taken as a whole, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made (after giving effect to all supplements and updates with respect thereto), not materially misleading. You agree to, and to use your commercially reasonable efforts, subject to, and not in contravention of the Merger Agreement, to cause the Target to, furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Facilities (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Facilities and soliciting the Required Consent, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.
You acknowledge that (a) the Lead Arrangers and/or the Initial Lenders on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to GPN, the Target or their respective affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us (and use commercially reasonable efforts to cause the Target to assist us) in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. Each letter and Information Memorandum will be accompanied by a disclaimer exculpating you, the Target and us with respect to any use thereof and of any related Information Materials by the recipients thereof In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
You agree that the Lead Arrangers and/or the Initial Lenders on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and the Initial Lenders in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and the Initial Lenders will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
By executing this Commitment Letter, you agree to pay the fees set forth in the separate amended and restated fee letter addressed to you dated the date hereof from the Commitment Parties (the “Joint Fee Letter”), in that separate amended and restated agency

4

fee letter addressed to you dated the date hereof from Bank of America and MLPFS (the “Agency Fee Letter”) and in each separate fee letter addressed to you dated the date hereof from each applicable Lead Arranger (other than MLPFS), co documentation agent or senior managing agent (the “Other Fee Letters” and collectively with the Joint Fee Letter and the Agency Fee Letter, the “Fee Letters”). If the Closing Date occurs, you also agree to reimburse each Commitment Party from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and actual fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to MLPFS and the Administrative Agent and any special or local counsel to the Commitment Parties or the Lenders retained by MLPFS or the Administrative Agent, (b) a fee for the establishment and usage of a SyndTrak secure deal syndication website, and (c) the Administrative Agent’s and MLPFS’s due diligence and syndication expenses (such as the expenses of a bank meeting and the printing of presentations and an offering memorandum)) incurred in connection with the Facilities (including the solicitation of the Required Consent), the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby, provided that you have received supporting documentation for such requested reimbursements in a reasonable level of detail and that prior to the incurrence of any material expense, the estimated amount thereof shall be discussed with, and agreed upon by Bank of America, MLPFS and GPN. You acknowledge that Bank of America and/or MLPFS may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses and liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any action, litigation or investigation in respect of (a) any matters contemplated by this Commitment Letter, the Fee Letters, the Merger Agreement (as hereinafter defined) or any related transaction or (b) the Facilities and any other financings or any use made or proposed to be made with the proceeds thereof and to reimburse each Indemnified Party upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, except to the extent such claim, damage, loss or liability (i) is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or its Related Parties (as defined below), or (ii) results from a claim brought by you against an Indemnified Party for a material breach of such Indemnified Party’s obligations hereunder, if you have obtained a final and nonappealable judgment in your favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, the Target or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages resulting from either (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction, or (ii) the material breach of such Indemnified Party’s obligations hereunder as determined by a final and nonappealable judgment of a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from either (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction, or (ii) the material breach of such Indemnified Party’s confidentiality obligations hereunder as determined by a final and nonappealable judgment of a court of competent jurisdiction. For purposes hereof, “Related Party” means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnified Party, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Facilities. Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund and return any and all amounts paid by you under this paragraph to such Indemnified Party for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a final, nonappealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.
This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Facilities or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may (i) disclose this Commitment Letter (but not

5

the Fee Letters) to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis, (ii) to the extent portions thereof have been redacted in a manner to be reasonably agreed by the Commitment Parties (including the portions thereof addressing fees payable to the Commitment Parties and/or the other Lenders, economic flex terms and other economic terms), disclose the Fee Letters to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis and (iii) after your acceptance of this Commitment Letter and the Fee Letters, disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letters (other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings), in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of us is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each of us to identify you in accordance with the Act.
You acknowledge that any Commitment Party or its respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that, except as provided herein, it will not furnish Confidential Information (as defined below) obtained from you to any of its other customers and that it will treat Confidential Information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted (a) to disclose Confidential Information to the extent requested by any regulatory authority purporting to have jurisdiction over it, (b) to disclose Confidential Information to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives (collectively, “Representatives”) any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates; provided that if any such information constitutes Confidential Information (defined below), the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, (d) to the extent that such Confidential Information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties or any of their affiliates, Related Parties or Representatives, (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such Confidential Information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, the Target or any of your or their subsidiaries or affiliates, (g) to the extent that such information is independently developed by the Commitment Parties or (h) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to GPN or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material) in each case, other than any Disqualified Lender. For purposes hereof, “Confidential Information” means all information received from you or any of your subsidiaries or the Target or any of its subsidiaries (or any of their respective Representatives) in connection with the services and transactions contemplated hereby relating to GPN or any of its subsidiaries, the Target or any of its subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by you or any of your subsidiaries. GPN agrees that any references to the Commitment Parties or any of their respective affiliates made in connection with the Facilities in any publicly distributed writing are subject to the prior approval of the applicable Commitment Party, such approval not to be unreasonably withheld or delayed; provided however, in no event shall any prior approval be required for any statement or disclosure that is required to be made by GPN (a) to any regulatory authority purporting to have jurisdiction over it, or (b) pursuant to applicable laws or regulations or by any subpoena or similar legal process.  The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense.
You acknowledge that Bank of America currently is acting as administrative agent and a lender under the Existing Credit Agreements, and your and your affiliates’ rights and obligations under any other agreement with any of the Commitment Parties or any of their respective affiliates (including the Existing Credit Agreements) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Commitment Parties’ performance or lack of performance of services hereunder.
In addition, you acknowledge that GPN (or one of its affiliates) has retained MLPFS and Barclays Capital Inc. as the buy-side financial advisor (in such capacity, collectively, the “Financial Advisor”) in connection with the Acquisition. You agree not to assert any claim you might allege to the extent based on any actual or potential conflicts of interest that might be asserted to arise

6

or result from the engagement of the Financial Advisor, on the one hand, and the roles and activities of us and our affiliates with respect to the financing for the Transactions contemplated hereunder.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each Commitment Party and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party shall have any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided, however, that the obligations of the Commitment Parties with respect to Confidential Information shall terminate on the earlier of (a) the date which is two years from the date of this Commitment Letter and (b) the execution of definitive documentation for the Facilities. Subject to the provisions in the preceding sentence, you may terminate the Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder at any time.
This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic imaging (e.g., “pdf” or “tif”) means shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (i) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a “Company Material Adverse Effect” has occurred, (ii) the accuracy of any of the Specified Merger Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations to consummate the Acquisition, or not to consummate the Acquisition and (iii) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each of the Commitment Parties and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letters and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or any Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letters and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of GPN or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each Commitment Party and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each Commitment Party and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

7

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. This Commitment Letter is not assignable by GPN without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. In addition, the Commitment Parties may employ the services of affiliates or branches, and such affiliates or branches shall be entitled to the benefits afforded to, and subject to the provisions governing the conduct of, the Commitment Parties.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Bank Facilities Documentation in a manner consistent with the Documentation Principles (it being acknowledged that the commitment provided hereunder is subject to the conditions set forth in Exhibit C) and (ii) the Fee Letters are binding and enforceable agreements with respect to the subject matter contained therein; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

All commitments and undertakings of the Commitment Parties hereunder will expire on earlier of (i) the consummation of the Acquisition with or without the funding of the Facilities, (ii) three business days following the date of the termination of the Acquisition Agreement by you or with your consent, prior to the closing of the Acquisition, (iii) the third day following written notice of termination of this Commitment Letter by you to the Commitment Parties and (iv) June 15, 2016; provided that if on such date, all of the conditions set forth in Article VI and Article VII of the Merger Agreement are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions would be satisfied if the Closing occurred on such date) and the Marketing Period (as defined in the Merger Agreement) has commenced and not ended (an “Ongoing Marketing Period”), such date shall be automatically extended to the twenty-first (21st) business day following the first day of the Ongoing Marketing Period.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

8

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ James Dallas
Name: James Dallas
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ James Dallas
Name: James Dallas
Title: Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Rose C. White
Name: Rose C. White
Title: Managing Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John F. Brown
Name: John F. Brown
Title: Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Brian Prettyman
Name: Brian Prettyman
Title: Managing Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

Toronto Dominion (Texas) LLC

By:	/s/ Robyn Zeller
Name: Robyn Zeller
Title: Vice President

TD Bank, N.A.

By:	/s/ Shreya Sham
Name: Shreya Sham
Title: Senior Vice President

TD Securities (USA) LLC

By:	/s/ William Balassone
Name: William Balassone
Title: Managing Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

SUNTRUST BANK

By:	/s/ Michael Chanin
Name: Michael Chanin
Title: Vice President

SUNTRUST Robinson Humphrey, Inc.

By:	/s/ Roger Wilson
Name: Roger Wilson
Title: Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

FIFTH THIRD BANK

By:	/s/ Robert Urban
Name: Robert Urban
Title: Managing Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

BARCLAYS BANK PLC

By:	/s/ Robert Chen
Name: Robert Chen
Title: Managing Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

CAPITAL ONE, N.A.

By:	/s/ Jacob Villere
Name: Jacob Villere
Title: SVP - US Corporate Banking

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

REGIONS BANK

By:	/s/ Stephen T. Hatch
Name: Stephen T. Hatch
Title: Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ Nikki M. Stephenson
Name: Nikki M. Stephenson
Title: Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

BANK OF MONTREAL

By:	/s/ Anthony Ebdon
Name: Anthony Ebdon
Title: MD

By:	/s/ Lisa Rodriguez
Name: Lisa Rodriguez
Title: MD

By:	/s/ Christina Boyle
Name: Christina Boyle
Title: Managing Director

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

By:	/s/ Robert Mustard
Name: Robert Mustard
Title: Authorized Signatory

By:	/s/ Andrew R. Campbell
Name: Andrew R. Campbell
Title: Authorized Signatory

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

GLOBAL PAYMENTS INC.

By:	/s/ David L. Green
Name: David L. Green
Title: EVP & General Counsel

GLOBAL PAYMENTS INC.
AMENDED AND RESTATED COMMITMENT LETTER
SIGNATURE PAGE

SCHEDULE I
Commitments

Initial Lender	Amount of Commitment to Additional Term B Facility	Amount of Commitment to Increase Existing Term Loan Facility
Bank of America, N.A.	$386,800,000.00	$0.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$178,000,000.00	$0.00
PNC Bank, National Association	$178,000,000.00	$0.00
Toronto Dominion (Texas) LLC	$178,000,000.00	$0.00
SunTrust Bank	$178,000,000.00	$0.00
Fifth Third Bank	$133,500,000.00	$0.00
Barclays Bank PLC	$124,600,000.00	$65,000,000.00
Capital One, N.A.	$124,600,000.00	$100,000,000.00
Regions Capital Markets, a division of Regions Bank	$44,500,000.00	$0.00
Bank of Montreal	$44,500,000.00	$0.00
Canadian Imperial Bank of Commerce, New York Branch	$44,500,000.00	$0.00
Total	$1,615,000,000.00	$165,000,000.00

EXHIBIT A
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
GPN intends to consummate the Acquisition pursuant to the Merger Agreement (as defined below).
In connection with the foregoing, it is intended that:
(a)    Pursuant to an Agreement and Plan of Merger, dated as of December 15, 2015 (as amended or otherwise modified from time to time and together with all schedules thereto, collectively, the “Merger Agreement”), among the Target, GPN, Data Merger Sub One, Inc. and Data Merger Sub Two, LLC, GPN will consummate the Acquisition and the other transactions described therein or related thereto.
(b)    GPN will obtain $4.78 billion in senior secured first-lien loan facilities described in Exhibit B to the Commitment Letter (the “Facilities”), consisting of (i) a $1.25 billion revolving credit facility under the Existing Revolving Credit Agreement and a $1.75 billion term loan A facility (plus the amount of the Term Loan Increase) under the Existing Term Loan Agreement, if the Proposed Amendments are achieved, or a $1.25 billion revolving credit facility and a $1.75 billion term loan A facility under the documentation for the Backstop Bank Facilities, if the Proposed Amendments are not achieved; (ii) a term loan B facility in an initial aggregate principal amount equal to the sum of (x) $1.615 billion plus (y) any Additional Flex Amount.
(c)    GPN will pay the cash and stock portion of the merger consideration payable pursuant to the Merger Agreement to the holders of common stock and equity awards of the Target, the cash portion of which shall be at least $2.04 billion.
(d)    All existing third party indebtedness for borrowed money of (x) GPN under the Existing Credit Agreements will be refinanced or repaid, except to the extent the Proposed Amendments are achieved, and (y) the Target and its subsidiaries (other than such third party indebtedness for borrowed money which is permitted to remain outstanding pursuant to the terms of the Merger Agreement) will be refinanced or repaid (collectively, the “Refinancing”).
(e)    The proceeds of the Facilities (to the extent borrowed on the Closing Date) will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).
The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

EXHIBIT B

PROJECT HOLLY
AMENDMENT TO EXISTING FACILITIES
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Proposed Amendment:
If the Required Consent is obtained, the Existing Credit Agreements shall be amended on the terms set forth herein (the “Proposed Amendments”). If the Required Consent is not obtained, the Backstop Bank Facilities shall be provided pursuant to a credit agreement with terms identical in all material respects to those applicable to the terms under the Existing Credit Agreements, with changes to such terms as are proposed by the Proposed Amendments.

Borrowers:
Global Payments Inc., a Georgia corporation (“GPN”) and Global Payments Direct, Inc., a New York corporation (“GPDI”) and, with respect to the Existing Revolving Facility only, Global Payments UK Ltd., a British company governed by the laws of England and Wales, Global Payments Acquisition Corporation 2 SARL, a Dutch company governed under the laws of the Netherlands, Global Payments Acquisition PS 2 C.V., a limited partnership entered into and formed under the laws of the Netherlands and Global Payments Acquisition PS 1 - Global Payments Direct S.E.N.C., a Luxembourg general partnership (collectively, the “Existing Designated Borrowers”). After the Closing Date, certain wholly-owned subsidiaries of GPN may, subject to the approval of the Lenders under the Existing Revolving Facility, be designated as co-borrowers under the Existing Revolving Facility pursuant to the Bank Facilities Documentation (collectively with the Existing Designated Borrowers, the “Designated Borrowers”).

Guarantors:
The Facilities, together with all obligations of GPN under any swap agreement with a Lender or an affiliate of a Lender relating to the indebtedness or other obligations owing under the Facilities, will be guaranteed by each existing and future wholly-owned Material Domestic Subsidiary (to be defined in the Bank Facilities Documentation) of GPN (collectively, the “Guarantors”, and together with GPN and the Designated Borrowers, the “Loan Parties”). Additionally, GPN and GPDI will guarantee all obligations of the Designated Borrowers and GPN and GPDI will guarantee the obligations of each other under the Facilities. All guarantees will be guarantees of payment and not of collection. Notwithstanding the foregoing, the Guarantors shall not include any limited purpose bank, or similar regulated, subsidiary of GPN and certain other subsidiaries to be agreed.

Lead Arrangers and

Bookrunner:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates, “MLPFS”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Capital Markets LLC, TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, Barclays Bank PLC and Capital One, N.A. will act as joint lead arrangers for the Facilities and will perform the duties customarily associated with such role. MLPFS will act as sole bookrunner for the Facilities and will perform the duties customarily associated with such role.

Addition of New

Term Loan B:
A new term loan B facility in an aggregate principal amount of $1.615 billion (the “Term B Facility”), plus, at GPN’s election, an additional amount (such additional amount, the “Additional Flex Amount”) sufficient to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “market flex” provisions set forth in the Fee Letters will be added to the Existing Term Loan Agreement (or, if the Proposed Amendments are not obtained, advanced pursuant to the documentation for the Backstop Bank Facilities). The Term B Facility shall be disbursed in full on the Closing Date. The Term B Facility shall be treated ratably with the term loan (including the Term Loan Increase) under the Existing Term Loan Agreement (or the Backstop Bank Facilities, as applicable) in the Loan Documents and the Lenders of the Term B Facility shall have the same voting rights as the term loan Lenders under the Existing Term Loan Agreement (or the Backstop Bank Facilities, as applicable).

Increase of Existing Term

1All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Loan Facility:
The Proposed Amendments shall provide that on the Closing Date, the Existing Term Loan shall be increased by $165 million (the “Term Loan Increase”). The proceeds of any borrowings under the Term Loan Increase shall be disbursed to GPN in full on the Closing Date.

Purpose:
The proceeds of borrowings under the Term B Facility and the Term Loan Increase on the Closing Date shall be used by GPN, together with the proceeds from borrowings under the Existing Revolving Facility (or the revolving credit facility under the documentation for the Backstop Bank Facilities, as applicable), to pay the Acquisition Costs.

The letters of credit and proceeds of revolving loans (except as set forth above) under the Existing Revolving Facility (or the revolving credit facility under the documentation for the Backstop Bank Facilities, as applicable) shall be used by GPN and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments (including to fund the Acquisition Costs). If the Proposed Amendment is not consummated, then the letters of credit under the Existing Revolving Facility will be rolled over into the Backstop Bank Facilities.

Incremental Facilities:
The Proposed Amendments shall provide that from time to time, during the period from and after the Closing Date through but excluding the maturity date of the applicable Facility, GPN may, subject to the conditions below, (i) add one or more tranches of term loans and/or increase the Term B Facility or Existing Term Loan (each, an “Incremental Term Facility”) and (ii) obtain additional commitments under the Existing Revolving Facility (each such increase, an “Incremental Revolver Increase” and, together with the Incremental Term Facilities, the “Incremental Facilities”); provided that the aggregate amount of all Incremental Facilities shall not exceed the sum of (A) $250 million plus (B) any additional amount (which, for the avoidance of doubt, may be incurred prior to the amount described in clause (A) and in the case of a simultaneous incurrence of the maximum amount permitted to be incurred under clause (A) on any date, without giving pro forma effect to such simultaneous incurrence under clause (A) on such date) so long as, in the case of this clause (B) only, after giving effect to the incurrence of such Incremental Facility (and the use of proceeds thereof) on a pro forma basis the Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which GPN was required to deliver financial statements would not exceed 3.75:1.00 (in each case, assuming for purposes of such calculation, that any Incremental Revolver Facility being incurred at such time is fully drawn) (such sum, the “Available Incremental Facility Amount”); provided that, in the case of a permitted acquisition or permitted investment, the consummation of which by GPN or any of its subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing (a “Limited Conditionality Acquisition”), such ratio shall be tested at the time of signing of the relevant acquisition agreement for such Limited Conditionality Acquisition. As used herein, “Incremental Term Loans” refers to Incremental Facilities that are not Incremental Revolver Increases.

Incremental Facilities shall be subject to the following conditions precedent:

(i) no default or event of default exists or would exist under the Facilities after giving effect thereto; provided that in the case of an Incremental Facility used to finance a Limited Conditionality Acquisition, such requirement shall be limited to no payment or bankruptcy event of default,
(ii) Incremental Facilities shall rank pari passu in right of payment and security with the other Facilities,
(iii) each Incremental Term Facility that is (x) a term loan A facility shall have a final maturity no earlier than the final maturity of the Existing Term Loan (prior to giving effect to any extensions thereof) and (y) a term loan B facility shall have a final maturity no earlier than the final maturity of the Term B Facility (prior to giving effect to any extensions thereof),

(iv) the remaining weighted average life to maturity of any Incremental Term Facility shall be no shorter than (x) if such Incremental Term Facility is a term loan A, that of the Existing Term Loan as of the date of the determination (without giving effect to any prepayments thereof) and (y) if such Incremental Term Facility is a term loan B, that of the Term B Facility as of the date of the determination (without giving effect to any prepayments thereof),
(v) subject to clauses (iii) and (iv) above, the amortization schedule applicable to any Incremental Term  Facility shall be determined by GPN and the lenders thereunder,
(vi) the interest rate and any fees relating to any Incremental Term Facility shall be determined by GPN and the lenders thereunder; provided that if the All-In Yield (as defined below) applicable to any Incremental Term Facility is more than 0.50% higher than the corresponding All-In Yield for the Term B Facility, then the interest rate margin with respect to the Term B Facility shall be increased by an amount equal to the difference between the All-In Yield with respect to such Incremental Term Facility and the corresponding All-In Yield on the Term Facility minus 0.50%,
(vii) the representations and warranties set forth in the applicable Bank Facilities Documentation shall be true and correct in all material respects as of the effective date of such Incremental Term Loan except to the extent such representations and warranties relate to a prior date, in which case, they shall be true and correct in all material respects as of such earlier date; provided that in the case of an Incremental Facility used to finance a Limited Conditionality Acquisition, such requirement shall be limited to certain specified representations and acquisition agreement representations,
(viii) Incremental Term Facilities shall share ratably in any prepayments of the Term B Facility and the Existing Term Loan (or otherwise provide for more favorable prepayment treatment for the then-outstanding Term B Facility, Existing Term Loan and Incremental Term Facilities) and shall have ratable voting rights as the other Term B Facility, Existing Term Loan and other Incremental Term Facilities (or otherwise provide for more favorable prepayment treatment for the then-outstanding Term B Facility, Existing Term Loan and Incremental Term Facilities),
(ix) prior to or concurrently with the effectiveness of any Incremental Facility incurred under clause (B) above, GPN shall have delivered to the Administrative Agent a certificate demonstrating in reasonable detail that, on a pro forma basis after giving effect to the proposed Incremental Facility (and the use of proceeds thereof and any related acquisitions, investments and other transactions), (1) GPN would be in compliance with the financial covenants recomputed as of the last day of the most recently ended period of four consecutive fiscal quarters for which GPN was required to deliver financial statements and (2) the Leverage Ratio does not exceed 3.75:1.00 (in each case, assuming for purposes of such calculation, that any Incremental Revolver Facility being incurred at such time is fully drawn),

(x) GPN shall deliver to Administrative Agent (1) a certificate of each Borrower and the Guarantors dated as of the date of such Incremental Facility signed by an authorized officer of such Borrower or Guarantor certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Borrower or Guarantor approving such increase, (2) such amendments to the security documents as the Administrative Agent may deem reasonably necessary and (3) customary opinions of legal counsel to the Borrowers and Guarantors, addressed to the Administrative Agent and each Lender, dated as of the effective date of such Incremental Facility,
(xi) except as otherwise required or permitted in clauses (i) through (x) above, all other terms of any Incremental Term Facility shall be as agreed by GPN and the persons providing such Incremental Term Facility and acknowledged by the Administrative Agent, and
(xii) any Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the existing Revolving Loans.

“All-In Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an interest rate floor, or otherwise, in each case, incurred or payable by GPN generally to all the lenders of such indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such indebtedness.
Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the Facilities at the request of GPN with consent required only from those Lenders (including new Lenders that would qualify as eligible assignees) that agree, in their sole discretion, to participate in such Incremental Facilities.
GPN may, but shall not be required to, seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who shall become Lenders in connection therewith (subject to the consent of the Administrative Agent to the extent that such consent would be required for an assignment to such Lender and, in the case of any Incremental Revolver Increase, each Swing Line Lender and each L/C Issuer, solely to the extent such consent would be required for an assignment to any such Lender under the Existing Revolving Facility).

Amortization and Maturity:
The Term B Facility shall mature on the date that is 7 years after the Closing Date and shall amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% per annum, paid quarterly, of the original principal amount of the Term B Facility, with the balance payable on the seventh anniversary of the Closing Date.

The maturity of the Existing Term Loan (including the Term Loan Increase) will not be amended (or, if applicable, the term loan issued under the Backstop Bank Facilities shall have a maturity and amortization identical to the Existing Term Loan as currently set forth in the Existing Term Loan Agreement). The Proposed Amendments shall amend the amortization of the Existing Term Loan to be 10% per annum, paid quarterly, of the original principal amount of the Existing Term Loan (plus the amount of the Term Loan Increase), commencing November 30, 2016.
The expiration date of the Existing Revolving Facility will not be amended (or, if applicable, the revolving credit facility provided under the Backstop Bank Facilities shall mature, and lending commitments thereunder shall terminate, on the maturity date for the Existing Revolving Facility currently in the Existing Revolving Credit Agreement).

Mandatory Prepayments:
The Proposed Amendments shall provide that in addition to the amortization of the Term B Facility and the Exiting Term Loan (including the Term Loan Increase) set forth above and subject to exceptions and baskets to be mutually agreed upon, (a) 100% of all net cash proceeds of non-ordinary course asset sales and dispositions and involuntary dispositions (subject to thresholds and exceptions to be agreed, including customary reinvestment rights) and (b) 100% of all net cash proceeds of debt issuances (subject to exceptions to be agreed) shall be applied ratably to the prepayment of the Term B Facility and the Existing Term Loan (including the Term Loan Increase) (to the principal installments thereof on a pro rata basis).

In addition, commencing with the fiscal year ending May 31, 2017, 50% of Excess Cash Flow (to be defined in the loan documentation), with step-downs to 25% and 0% based on the Leverage Ratio shall be applied to the prepayment of the Term B Facility (to the principal installments thereof on a pro rata basis); provided, that any voluntary repayments of Loans (including revolving loans to the extent the commitments thereunder have been permanently reduced and to the extent not funded with the proceeds from the incurrence of long-term indebtedness) during the applicable fiscal year or during the period after such fiscal year but before the payment is due (so long as such payments are not deducted in the following fiscal year), shall, without duplication, be credited against Excess Cash Flow payment obligations on a dollar-for-dollar basis.

Prepayments from foreign subsidiaries’ asset sale proceeds and Excess Cash Flow will be limited under the Bank Facilities Documentation to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited by applicable law; provided that GPN and its restricted subsidiaries shall take commercially reasonable actions available under applicable local law to permit such repatriation or (b) result in adverse tax consequences.

Soft Call Protection:
If any prepayment with respect to the Term B Facility is made within six (6) months after the Closing Date in connection with a Repricing Event, GPN shall on the date of such prepayment, pay to the Lenders a prepayment premium equal to one percent (1.00%) of the principal amount of the Term B Facility so prepaid.

“Repricing Event” shall mean (x) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the Term B Facility which reduces the All-In Yield then in effect for the loans thereunder, (y) all or any portion of the Term B Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new indebtedness that has an effective All-In Yield lower than the All-In Yield in effect for the loans so prepaid and such issuance, offering or placement provides for such indebtedness to have a reduced All-In Yield or (z) a Lender must assign its loans under the Term B Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Term B Facility which reduces the All-in Yield then in effect for the loans under the Term B Facility, in each case of clauses (x), (y) and (z), solely to the extent the primary purpose of such amendment, amendment and restatement, modification, issuance, offering, placement, prepayment or assignment, as determined in good faith by the Administrative Agent, is to reduce the All-In Yield then in effect for the loans under the Term B Facility.

Interest Rates and Fees:
The interest rates applicable the Existing Revolving Facility (a) from the Closing Date until receipt of a compliance certificate for the first full fiscal quarter after the Closing Date shall be the Eurocurrency Rate (as defined in the Existing Revolving Facility) plus 2.50% per annum or, at GPN’s option, the Base Rate (as defined in the Existing Revolving Facility) plus 1.50% and (b) thereafter, a percentage per annum to be determined in accordance with the pricing grid set forth below. The commitment fee applicable to the Existing Revolving Facility (a) from the Closing Date until receipt of a compliance certificate for the first full fiscal quarter after the Closing Date shall be 0.35% per annum and (b) thereafter, a percentage per annum to be determined in accordance with the pricing grid set forth below.

The interest rates applicable the Existing Term Loan Agreement (including the Term Loan Increase) (a) from the Closing Date until receipt of a compliance certificate for the first full fiscal quarter after the Closing Date shall be the Eurodollar Rate (as defined in the Existing Term Loan Agreement) plus 2.50% per annum or, at GPN’s option, the Base Rate (as defined in the Existing Term Loan Agreement) plus 1.50% and (b) thereafter, a percentage per annum to be determined in accordance with the pricing grid set forth below.

The interest rates applicable the Term B Facility shall be the Eurodollar Rate (as defined in the Existing Term Loan Agreement) plus 3.75% per annum (the “Term Loan B Applicable Margin”) or, at GPN’s option, the Base Rate (as defined in the Existing Term Loan Agreement) plus 2.75%, with a step-down based on the Leverage Ratio. For purposes of determining the interest rate applicable to the Term B Facility, the Eurodollar Rate shall not be less than 0.75% (the “LIBOR Floor”).

Pricing Grid:

Pricing Level	Leverage Ratio	Eurocurrency Rate Loans and Eurodollar Rate Loans	Base Rate Loans	Commitment Fee
1	< 2.25 to 1.0	1.75%	0.75%	0.25%
2	> 2.25 to 1.0 or < 3.25 to 1.0	2.00%	1.00%	0.25%
3	> 3.25 to 1.0 or < 4.00 to 1.0	2.25%	1.25%	0.30%
4	> 4.00 to 1.0	2.50%	1.50%	0.35%

Documentation:
The Facilities will be documented under a credit agreement(s) (the “Credit Agreement”) based on and substantially similar to the Existing Credit Agreements, modified as appropriate to reflect (a) the terms and conditions set forth herein and in Exhibit C to the Commitment Letter, including, without limitations, all identified representations, warranties, covenants, financial covenants and events of default set forth herein, (b) changes in law or accounting standards in a manner to be agreed, (c) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Facility, (d) the operational, administrative, agency and related requirements of the Administrative Agent and (e) the operational and strategic requirements of the Borrower (after giving effect to the Transactions) in light of its size, geographic locations, businesses, business practices, operations, financial accounting and the disclosure schedules to the Merger Agreement and to the extent any other terms are not expressly set forth herein or in the Existing Credit Agreements, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Facilities and (ii) contain such other terms as GPN and the Administrative Agent shall reasonably agree. This paragraph shall be referred to as the “Documentation Principles”.

Security:
The Proposed Amendments shall provide that each U.S. Borrower and the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:

(a)
All present and future shares of capital stock of (or other ownership or profit interests in) of each domestic subsidiary (other than a domestic subsidiary foreign holding company) directly owned by a Loan Party (other than a foreign Loan Party) and 65% of the voting capital stock (and 100% of the non-voting capital stock) of each “controlled foreign corporation” under Section 957 of the Internal Revenue Code and each foreign subsidiary holding company, in each case directly owned by a Loan Party (other than a foreign Loan Party), to the extent the pledge of any greater percentage would result in material adverse tax consequences to GPN), in each case to the extent that GPN reasonably determines (in consultation with the Administrative Agent) that such pledge would not result in adverse tax consequences.

(b)
All of the present and future property and assets, real and personal, of each Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.
Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determines that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby. Notwithstanding anything to the contrary herein, the Collateral shall exclude (i) those assets to the extent that granting security interests in such assets would result in material adverse tax or legal consequences to GPN or any of its subsidiaries as reasonably determined by GPN, and (ii), those assets to the extent that granting securing interest in such assets would result in a violation of a contractual obligation or applicable law or regulation in effect on the Closing Date or to the extent that such security interests would require obtaining the consent of any governmental authority as reasonably determined by the Borrower.
Notwithstanding anything to the contrary, the following shall not be required:
(i) mortgages of any (a) fee-owned real property below a fair market or acquisition value to be agreed, (b) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (c) rights of way, (d) easements and (e) servitudes,
(ii) perfection actions with respect to (A) commercial tort claims below a threshold to be agreed, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent),
(iii) perfection by control of any assets which can be perfected by control, or control agreements or other control arrangements (other than delivery of certificated pledged capital stock to the extent required above and material promissory notes constituting Collateral), including deposit accounts, securities accounts and commodities accounts,
(iv) security documents governed by the laws of any jurisdiction other than the United States or any state thereof,
(v) security interests in any lease, license or other agreement or any property to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement permitted under the Bank Facilities Documentation or create a right of termination in favor of any other party thereto (other than GPN or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition.
The Security shall ratably secure the relevant party’s obligations in respect of the Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Representations &

Warranties:
The Proposed Amendments shall add usual and customary representations and warranties solely with respect to the following: (a) intellectual property; and (b) perfection of security interest in collateral.

Covenants:
The Proposed Amendments shall add usual and customary affirmative covenants solely with respect to the following: (a) covenant to give security; (b) further assurances; (c) maintenance of ratings; (d) participation in a quarterly meeting of the Administrative Agent and the Lenders (or a Lenders-only conference call in lieu of such meeting); and (e) changes in legal name, state of formation and form of entity.

The Proposed Amendments shall add usual and customary negative covenants solely with respect to the following: restrictions on (a) indebtedness (with baskets for, among other things, (i) unsecured debt so long as no default exists before and after giving effect thereto and the Leverage Ratio, calculated on a pro form basis after giving effect to such debt, is 0.25x less than the then applicable Leverage Ratio Covenant and (ii) debt of non-Loan Parties in an amount to be mutually agreed); (b) liens; (c) acquisitions (provided that, subject to customary requirements, (i) acquisitions of entities that will become Loan Parties shall be permitted so long as after giving effect to any such acquisition on a pro forma basis, the Leverage Ratio is 0.25x less than the then applicable Leverage Ratio Covenant and (ii) acquisitions of entities that will not become Loan Parties shall be permitted so long as (1) the aggregate amount of cash consideration for all such acquisitions made pursuant to this clause (ii) shall not exceed $1 billion during the term of the Facility and (2) after giving effect to any such acquisition on a pro forma basis, the Leverage Ratio is 0.25x less than the then applicable Leverage Ratio Covenant); (d) investments and restricted payments (with (i) an unlimited basket for restricted payments and investments (other than acquisitions) so long as the Leverage Ratio, calculated on a pro forma basis after giving effect to such investment or restricted payment, is less than 3.50 to 1.0, (ii) an annual basket to be agreed for dividends, which basket shall in any event permit the payment of quarterly dividends with respect to the equity interest of GPN at a rate of $0.01 per share per fiscal quarter, (iii) a $250 million annual basket for share repurchases and (iv) a $150 million annual basket for investments (which may be increased by the unused portion of the $250 million annual basket for share repurchases); and (e) burdensome agreements, with such negative covenants being subject to qualifications, baskets, growers, thresholds, exceptions, exclusions and performance periods to be mutually agreed.

Financial Covenants:	The Proposed Amendment shall amend the Existing Credit Agreements such that:

(i)
Section 7.08 (Leverage Ratio) shall be amended to provide that the maximum Leverage Ratio permitted as of the end of any fiscal quarter shall not exceed 5.00 to 1.0 with step-downs to 4.75 to 1.0 on September 1, 2016, 4.50 to 1.0 on March 1, 2017, 4.25 to 1.0 on September 1, 2017 and 4.00 to 1.0 on March 1, 2018 (such then-applicable maximum Leverage Ratio, the “Leverage Ratio Covenant”);

(ii)
Section 7.09 (Fixed Charge Coverage Ratio) shall be amended to provide that the minimum Fixed Charge Coverage Ratio permitted as of the end of any fiscal quarter shall not be less than 2.25 to 1.0; and

(iii)	The definition of EBITDA shall be amended in a manner to be agreed to permit synergies and cost savings in connection with the Acquisition and other acquisitions to be added back.

In the event of the exercise of any “market flex” provisions set forth in the Fee Letters that affects the calculation of the covenants set forth above, the covenant levels set forth above shall be adjusted to reflect the same “cushion” level with respect to EBITDA as those levels set forth above; provided that in no event shall any such adjustment result in a covenant level that is lower, in the case of the Leverage Ratio, or higher, in the case of the Fixed Charge Coverage Ratio, than those levels set forth above.

The Term B Facility shall not have any financial covenants.

Events of Default:
The Proposed Amendments shall amend the Existing Credit Agreements to (i) replace the cross-acceleration event of default with a customary cross-default event of default, (ii) cause the events of default to apply to GPN and its subsidiaries (and in certain instances, its material subsidiaries to be agreed), with exceptions to be mutually agreed and (iii) amend the thresholds for certain events of default in a manner to be mutually agreed.

Other Amendments:
The Proposed Amendments shall amend the Existing Credit Agreements to provide that (a) the minimum amount for assignments of the Term B Facility shall be $1,000,000; (b) subject to the Limited Conditionality Provisions, no default or event of default may be waived for the purposes of determining whether the conditions to all borrowings have been satisfied in respect of any proposed extension of credit under the Existing Revolving Facility without the approval of holders of more than 50% of the commitments under the Existing Revolving Facility; and (c) GPN and its affiliates may make purchases of loans under the Term B Facility via customary “Dutch Auction” repurchases pursuant to terms and conditions to be mutually agreed.

Conditions to Borrowing

on the Closing Date:	The availability of the Necessary Acquisition Funds on the Closing Date shall be subject solely to the conditions set forth in Exhibit C to the Commitment Letter.

Conditions to All Other

Borrowings:
The making of each extension of credit under the Facilities after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Governing Law:	The governing law of the Facilities shall be amended to be New York law.

EXHIBIT C
Project Holly
Summary of Additional Conditions2
The borrowing of the Necessary Acquisition Funds on the Closing Date shall be subject to the following conditions:

1.(A) Except as disclosed in the Company SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) filed with, or furnished to, the SEC (as defined in the Merger Agreement as in effect on the date hereof) after January 1, 2014 and prior to the date of the Merger Agreement (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) or in the Company Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof), since December 31, 2014, there has not been any change, event, fact, effect, condition, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof), and (B) since the date of the Merger Agreement, there shall not have been any change, event, fact, effect, condition, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
2.The Acquisition shall have been consummated, or substantially concurrently with the initial borrowing under the Additional Term B Facility and the Term Loan Increase, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications or amendments thereto or consents or waivers thereto by the Borrower or any of its affiliates that are material and adverse to the Lenders or the Lead Arrangers without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Lead Arrangers; provided that (A) any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Term B Facility and (B) any increase in purchase price shall be funded by equity contributions. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.
3.The Refinancing shall have been, or substantially concurrently with the Closing Date shall be, consummated.
4.The Lead Arrangers shall have received (a) audited consolidated balance sheets of GPN and the Target and related statements of income, equity (or changes in equity with respect to GPN) and cash flows of GPN and the Target for the three (3) most recently completed fiscal years ended at least 60 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, equity (or changes in equity with respect to GPN) and cash flows of GPN for each subsequent fiscal quarter after May 31, 2015 and of the Target for each subsequent fiscal quarter after December 31, 2014, in each case, ended at least 40 days before the Closing Date (other than any fiscal fourth quarter). The Lead Arrangers hereby acknowledge receipt of (i) the financial statements of GPN in the foregoing clause (a) for the fiscal years ended 2013, 2014 and 2015, and in the foregoing clause (b) for the fiscal quarter ended August 30, 2015 and (ii) the financial statements of the Target in the foregoing clause (a) for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and in the foregoing clause (b) for the fiscal quarters ended September 30, 2015, June 30, 2015 and March 31, 2015.
5.The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of GPN and its subsidiaries (based on the financial statements of GPN referred to in paragraph 4 above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 40 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 60 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.
6.The Administrative Agent shall have received customary legal opinions, customary evidence of authorization and a solvency certificate of GPN’s chief financial officer in substantially the form of Annex I hereto.
7.The Administrative Agent under each Facility shall have received, subject in all respects to the Limited Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the relevant Loan Parties and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).
8.The Lenders shall have received at least three (3) business days prior to the Closing Date all documentation and other information about GPN and the Guarantors as has been reasonably requested in writing at least 10 business days prior to the Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

2 Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

9.The Lead Arrangers shall have had a period of no less than 20 consecutive days to syndicate the Facilities following the receipt of the information contemplated by paragraphs 3 and 4 of this Exhibit C, which period shall not commence prior to January 4, 2016. If GPN shall in good faith reasonably believe that it has delivered such information, GPN may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case GPN shall be deemed to have satisfied its requirements under this paragraph on the date specified in such notice and the marketing period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believe that GPN has not delivered such information required to be delivered under this paragraph and, within five business days after its receipt of such notice from GPN, the Lead Arrangers deliver a written notice to GPN to that effect (stating with specificity which information is required to satisfy GPN’s requirements under this paragraph has not been delivered).
10.All fees required to be paid on the Closing Date pursuant to the Summary of Terms and Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date shall, upon the initial borrowing under the Facilities, have been paid; provided that such payment may be made from the proceeds of the initial funding of the Facilities on the Closing Date.
11.The Administrative Agent shall have received a customary loan notice with respect to the Term B Facility.
12.If Notes Flex (as defined in the Joint Fee Letter) has been exercised:

(a)
The borrowers shall have used commercially reasonable effort to ensure that the Investment Bank (as defined in the Joint Fee Letter) shall have received (i) a customary preliminary prospectus or preliminary offering memorandum (other than a “description of notes” and information customarily provided by the Investment Bank or its counsel or advisors) (the “Offering Materials”), including financial statements, pro forma financial statements, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933 and of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents to consummate the offering of the Notes (with the exception of a consolidating footnote to the financial statements for guarantors and non-guarantors, financial information, as such information may be expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering) (provided that if the marketing period for the Notes has not ended prior to February 12, 2015, it shall not commence until the Offering Materials include the audited consolidated balance sheets of the Target and related statements of income, equity and cash flows of the Target for the fiscal year ended December 31, 2015), and (ii) an indication by the auditors of GPN and Target that such auditors are prepared to issue customary comfort letters upon completion of customary procedures in connection with the offering of the Notes (or draft comfort letters from such auditors), and

(b)
GPN shall have used commercially reasonable efforts to ensure that such Investment Bank shall have been afforded a period of at least 15 consecutive business days upon receipt of the information described in clause (a), to seek to place the Notes with qualified purchasers thereof.

(c)
The issuer of the Notes and each guarantor with respect thereto shall have executed (i) a purchase agreement in the form contemplated by the Joint Fee Letter with the Investment Bank and (ii) an indenture with respect to the Notes and related documentation (including a registration rights agreement) consistent with terms contemplated by the Notes Flex and Section 6 of the Joint Fee Letter.

ANNEX I to
EXHIBIT C

SOLVENCY CERTIFICATE
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned chief financial officer of Global Payments, Inc., a Georgia corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the [Credit Agreement], dated as of ____________, among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d)    “Will be able to pay their Liabilities as they mature”
For the period from the date hereof through the Maturity Date, Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e)    “Do not have Unreasonably Small Capital”
Company and its Subsidiaries taken as a whole after consummation of the Transactions does not have unreasonably small capital to conduct its business. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.
3.    For purposes of this certificate, I, or officers of Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)    As chief financial officer of Company, I am familiar with the financial condition of Company and its Subsidiaries.
4.    Based on and subject to the foregoing, after giving effect to the consummation of the Transactions, (i) the Fair Value of the assets of Company and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Company and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.
* * *

IN WITNESS WHEREOF, Company has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

GLOBAL PAYMENTS, INC.,
a Georgia corporation
By:
Name:
Title: